TRANSPARENT VALUE TRUST
AMENDMENT TO
INVESTMENT ADVISORY AGREEMENT
THIS AMENDMENT (this “Amendment”) is made as of May 9, 2016 by and between Guggenheim Partners Investment Management, LLC (“GPIM”) and Transparent Value Trust (the “Trust”).
WHEREAS, GPIM and the Trust have entered into an Investment Advisory Agreement (as amended, the “Agreement”) dated March 15, 2010;
WHEREAS, the Board of Trustees of the Trust approved on February 24, 2016, a reduction in the fee rate to be paid to GPIM by the Trust; and
WHEREAS, in light of the foregoing, GPIM and the Trust wish to modify the provisions of the Agreement to reflect the revised Schedule A to the Agreement, which is attached hereto.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A will be replaced in its entirety with the attached Schedule A.

2.
Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each the parties hereto as of the date of this Amendment first set forth above.
GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC
By: /s/ Kevin Robinson
Name: Kevin Robinson
Title: Attorney-in-Fact
TRANSPARENT VALUE TRUST
By: /s/ Amy J. Lee
Name: Amy J. Lee
Title: Chief Legal Officer and Vice President

SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated as of May 9, 2016 between
TRANSPARENT VALUE TRUST
and
GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC
The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the Fund in accordance the following fee schedule:

Fund	Rate
Transparent Value LargeCap Aggressive Fund	0.95%
Transparent Value LargeCap Defensive Fund	0.75%
Transparent Value LargeCap Market Fund	0.75%
Transparent Value LargeCap Growth Fund	0.95%
Transparent Value LargeCap Value Fund	0.95%
Transparent Value LargeCap Core Fund	0.95%
Transparent Value Dividend Fund	0.75%
Transparent Value Directional Allocation Fund	0.95%
Transparent Value Small Cap Fund	1.15%
Transparent Value Directional Allocation VI Portfolio	0.95%
Transparent Value SMIDCap Directional Allocation Fund	1.15%

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